UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

AVID TECHNOLOGY, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS TO PURCHASE COMMON STOCK

par value $.01 per share

(Title of Class of Securities)

05367P 10 0

(CUSIP Number of Class of Securities of Underlying Common Stock)

Gary G. Greenfield

Chairman of the Board and Chief Executive Officer

Avid Technology, Inc.

One Park West

Tewksbury, Massachusetts 01876

(978) 640-6789

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Paige Parisi, Esq. Vice President, General Counsel and Corporate Secretary Avid Technology, Inc. One Park West Tewksbury, Massachusetts 01876 (978) 640-6789	Mark G. Borden, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (615) 526-6000

CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee**
$694,374	$38.75

*

Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 547,133 shares of Common Stock of Avid Technology, Inc. will be purchased pursuant to this offer for an aggregate cash value of $694,374. The actual transaction value will be based on the number of options tendered, if any, which may result in a lower aggregate amount.

**	$55.80 per $1,000,000 of the aggregate offering amount pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory No. 5 for fiscal year 2009.

☐

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration Number: N/A	Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check	The following box if the filing is a final amendment reporting the results of the tender offer. ☐

SCHEDULE TO

ITEM 1.	SUMMARY TERM SHEET.

The information set forth under the “Summary of Terms” section in the Offer to Purchase Outstanding Common Stock Options Having an Exercise Price Equal to or Greater than $40.00 per Share, filed as Exhibit (a)(1)(A) hereto (the “Offer to Purchase”), is incorporated herein by reference.

ITEM 2.	SUBJECT COMPANY INFORMATION.

(a)

Name and Address. The name of the issuer is Avid Technology, Inc., a Delaware corporation (the “Company” or “Avid”). The address of its principal executive office is One Park West, Tewksbury, Massachusetts 01876. The telephone number of its principal executive office is (978) 640-6789.

(b)

Securities. This Tender Offer Statement on Schedule TO relates to the Offer to Purchase by the Company of currently outstanding options having an exercise price equal to or greater than $40.00 per share and granted under the Company’s Amended and Restated 2005 Stock Incentive Plan, Amended and Restated 1999 Stock Option Plan (including the U.K. sub-plan thereunder), 1998 Stock Option Plan, 1997 Stock Option Plan, 1997 Stock Incentive Plan, as amended, and 1994 Stock Option Plan, as amended. Only employees of Avid or one of its subsidiaries as of May 18, 2009 who continue to be employees through June 16, 2009, or a later date, if the offer period is extended, are eligible to participate in the offer. Employees who are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence, or a personal leave of absence, are eligible to participate in the offer. Members of the Company’s Board of Directors, officers who file reports under Section 16(a) of the Securities Exchange Act of 1934 and members of our executive staff are not eligible to participate in this offer. The information in the Offer to Purchase under the “Summary of Terms” section and Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”) is incorporated herein by reference.

(c)	Trading Market and Price. The information in the Offer to Purchase under Section 8 (“Price Range of Common Stock”) is incorporated herein by reference.

ITEM 3.	IDENTITY AND BACKGROUND OF THE FILING PERSON.

(a)

Name and Address. The Company is both the filing person and the subject company. The information under Item 2(a) above and in the Offer to Purchase under Section 9 “Interests of Directors and Officers; Transactions and Arrangements Involving Options” is incorporated herein by reference.

ITEM 4.	TERMS OF THE TRANSACTION.

(a)

Material Terms. The information set forth in the Offer to Purchase under the “Summary of Terms” section, “The Offer—Material Risks of Participating in the Offer” section, Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”), Section 2 (“Purpose of the Offer”), Section 3 (“Valuation of Eligible Options; Amount of the Payment for Eligible Options”), Section 4 (“Procedures for Tendering Your Eligible Options”), Section 5 (“Withdrawal Rights; Change in Election”), Section 6 (“Acceptance of Options for Purchase and Cancellation; Delivery of Total Payment”), Section 7 (“Conditions of the Offer”), Section 10 (“Source of Funds; Accounting Consequences of the Offer; Status of Options Tendered Pursuant to the Offer”), Section 11 (“Legal Matters; Regulatory Approvals”), Section 12 (“Material U.S. Federal Income Tax Consequences”), Section 13 (“Terms of the Offer Specific to Eligible Participants Located Outside of the United States”), Section 14 (“Extension of Offer; Termination; Amendment”) and Appendix A (“Guide to Non-U.S. Issues”) is incorporated herein by reference.

(b)

Purchases. The information set forth in the Offer to Purchase under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving Options”) is incorporated herein by reference.

ITEM 5.	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(e)

Agreements Involving the Subject Company’s Securities. The information set forth in the Offer to Purchase under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving Options”) is incorporated herein by reference.

ITEM 6.	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a)	Purposes. The information set forth in the Offer to Purchase under Section 2 (“Purpose of the Offer”) is incorporated herein by reference.

(b)

Use of Securities Acquired. The information set forth in the Offer to Purchase under Section 2 (“Purpose of the Offer”), Section 6 (“Acceptance of Options for Purchase and Cancellation; Delivery of Total Payment”) and Section 10 (“Source of Funds; Accounting Consequences of the Offer; Status of Options Tendered Pursuant to the Offer”) is incorporated herein by reference.

(c)

Plans. The information set forth in the Offer to Purchase under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving Options”) and Section 17 (“Corporate Plans, Proposals and Negotiations”) is incorporated herein by reference.

ITEM 7.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)

Source of Funds. The information set forth in the Offer to Purchase under Section 10 (“Source of Funds; Accounting Consequences of the Offer; Status of Options Tendered Pursuant to the Offer”) is incorporated herein by reference.

(b)	Conditions. Not applicable.

(d)	Borrowed Funds. Not applicable.

ITEM 8.	INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a)

Securities Ownership. The information set forth in the Offer to Purchase under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving Options”) is incorporated herein by reference.

(b)	Securities Transactions. Not applicable.

ITEM 9.	PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a)	Solicitations or Recommendations. Not applicable.

ITEM 10.	FINANCIAL STATEMENTS.

(a)	Financial Information. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

ITEM 11.	ADDITIONAL INFORMATION.

(a)	Not applicable.

(b)	Not applicable.

ITEM 12.	EXHIBITS.

Exhibit Number	Description
(a)(1)(A)	Offer to Purchase Outstanding Common Stock Options Having an Exercise Price Equal to or Greater than $40.00 per Share, dated May 18, 2009

(a)(1)(B)	Email to All Eligible Participants from Gary Greenfield, CEO, Announcing Offer to Purchase

(a)(1)(C)	Form of Email to Eligible Participants from Stock Plan Administrator Regarding Offer to Purchase

(a)(1)(D)	Form of Summary of Terms

(a)(1)(E)	Form of Personal Election Form

(a)(1)(F)	Form of Change/Withdrawal Form

(a)(1)(G)	Form of Election Confirmation Email

(a)(1)(H)	Form of Email Reminder to Employees

(a)(1)(I)	Screen Shots of Avid Intranet Website

(a)(1)(J)

Avid Technology, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2008, and incorporated herein by reference.

(a)(1)(K)	Avid Technology, Inc.’s Definitive Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission on April 17, 2009, and incorporated herein by reference.

(a)(1)(L)

Avid Technology, Inc.’s Quarterly Report on Form 10-Q, for its fiscal quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009, and incorporated herein by reference.

(a)(1)(M)	Avid Technology, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2009, and incorporated herein by reference.

(b)	Not applicable.

(d)(1)(A)

1994 Stock Option Plan, as amended (filed as an exhibit to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 27, 1995 (No. 033-98692) and incorporated herein by reference)

(d)(1)(B)

1997 Stock Option Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 1998 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(C)

1997 Stock Incentive Plan, as amended (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 1997 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(D)

1998 Stock Option Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(E)

Amended and Restated 1999 Stock Option Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(F)

Amended and Restated 2005 Stock Incentive Plan (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2008 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(G)

Form of Nonstatutory Stock Option Agreement under the Registrant’s Amended and Restated 2005 Stock Incentive Plan (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(H)

Form of Stock Option Agreement for UK Employees under the HM Revenue and Customs Approved sub-plan for UK Employees under the Registrant’s Amended and Restated 2005 Stock Incentive Plan (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(I)

Form of Nonstatutory Stock Option Grant Terms and Conditions (under the 1997 Stock Incentive Plan) (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2007 (SEC File No. 000-21174) and incorporated herein by reference)

(g)	Not applicable.

(h)	Not applicable.

ITEM 13.	INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SCHEDULE TO

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 18, 2009

AVID TECHNOLOGY, INC.
By: /s/ PAIGE PARISI Vice President, General Counsel and Corporate Secretary

SCHEDULE TO

INDEX OF EXHIBITS

Exhibit Number	Description
(a)(1)(A)	Offer to Purchase Outstanding Common Stock Options Having an Exercise Price Equal to or Greater than $40.00 per Share, dated May 18, 2009

(a)(1)(B)	Email to All Eligible Participants from Gary Greenfield, CEO, Announcing Offer to Purchase

(a)(1)(C)	Form of Email to Eligible Participants from Stock Plan Administrator Regarding Offer to Purchase

(a)(1)(D)	Form of Summary of Terms

(a)(1)(E)	Form of Personal Election Form

(a)(1)(F)	Form of Change/Withdrawal Form

(a)(1)(G)	Form of Election Confirmation Email

(a)(1)(H)	Form of Email Reminder to Employees

(a)(1)(I)	Screen Shots of Avid Intranet Website

(a)(1)(J)

Avid Technology, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2008, and incorporated herein by reference.

(a)(1)(K)	Avid Technology, Inc.’s Definitive Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission on April 17, 2009, and incorporated herein by reference.

(a)(1)(L)

Avid Technology, Inc.’s Quarterly Report on Form 10-Q, for its fiscal quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009, and incorporated herein by reference.

(a)(1)(M)	Avid Technology, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2009, and incorporated herein by reference.

(b)	Not applicable.

(d)(1)(A)

1994 Stock Option Plan, as amended (filed as an exhibit to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 27, 1995 (No. 033-98692) and incorporated herein by reference)

(d)(1)(B)

1997 Stock Option Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 1998 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(C)

1997 Stock Incentive Plan, as amended (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 1997 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(D)

1998 Stock Option Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(E)

Amended and Restated 1999 Stock Option Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(F)

Amended and Restated 2005 Stock Incentive Plan (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2008 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(G)

Form of Nonstatutory Stock Option Agreement under the Registrant’s Amended and Restated 2005 Stock Incentive Plan (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(H)

Form of Stock Option Agreement for UK Employees under the HM Revenue and Customs Approved sub-plan for UK Employees under the Registrant’s Amended and Restated 2005 Stock Incentive Plan (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008 (SEC File No. 000-21174) and incorporated herein by reference)

(d)(1)(I)

Form of Nonstatutory Stock Option Grant Terms and Conditions (under the 1997 Stock Incentive Plan) (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2007 (SEC File No. 000-21174) and incorporated herein by reference)

(g)	Not applicable.

(h)	Not applicable.